Exhibit 10.41

Description of Executive Retiree Life Insurance Benefit

for Corporate Officers

Officers who retire on or after attainment of age 55 with at least ten years of service with the company are eligible for company paid retiree life insurance. The amount of the life insurance benefit is equal to one times Annual Earnings. Annual Earnings is defined as the individual’s base salary at retirement, plus the average of the individual’s last three payments under the annual incentive program or, if higher, the average of any earlier three year average of annual incentive payouts.

All group life insurance coverage is subject to IRS regulations under which the company provided life insurance in excess of $50,000 will be multiplied by a factor related to the individual’s age, furnished by the IRS, to arrive at the imputed income that the participant realizes from the life insurance benefit. The imputed income is added to the participant’s taxable earnings. The participant may avoid the imputed income by electing to have the life insurance coverage limited to $50,000 (or any subsequent limit imposed by the IRS).